FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2024 Third Quarter Results; Board Authorizes New $200 Million Share Repurchase Program

HOUSTON — August 2, 2024 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter ended June 30, 2024.

Third Quarter 2024 Highlights and Recent Developments
•Revenue of $768 million for the third quarter of fiscal 2024, an increase of 31% compared with $584 million for the same quarter of fiscal 2023
•Operating income of $90.2 million for the third quarter of fiscal 2024, an increase of 163% compared with $34.3 million for the same quarter of fiscal 2023
•Net income attributable to IES of $62.1 million for the third quarter of fiscal 2024, an increase of 175% compared with $22.5 million for the same quarter of fiscal 2023, and diluted earnings per share attributable to common stockholders of $2.67 for the third quarter of fiscal 2024, compared with $0.81 for the same quarter of fiscal 2023
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) of $62.1 million for the third quarter of fiscal 2024, an increase of 123% compared with $27.9 million for the same quarter of fiscal 2023, and diluted adjusted earnings per share attributable to common stockholders of $2.67 for the third quarter of fiscal 2024, compared with $1.08 for the same quarter of fiscal 2023
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $1.2 billion as of June 30, 2024
•Backlog (a non-GAAP financial measure, as defined below) of approximately $1.7 billion as of June 30, 2024
•Board of Directors authorized a new $200 million share repurchase program

Overview of Results
“Our continued strong financial performance in the third quarter of fiscal 2024 reflects the benefit of the investments we have made to support the growth of our businesses," said Jeff Gendell, Chairman and Chief Executive Officer. "Our Residential segment continues to expand our plumbing and HVAC service offerings into markets where we previously offered only electrical services, while also expanding all service offerings into new geographic markets. These expansions, combined with increasing market share in existing electrical markets, have resulted in our Residential segment's growth outpacing growth of the housing market in general. Our Communications, Infrastructure Solutions, and Commercial & Industrial segments continued to benefit from strong demand, particularly in the data center market. Operating margins across all four segments were strong, reflecting process improvements, robust customer demand, operating leverage from our increased scale and strong project execution across all four segments. We expect continued strong performance for the remainder of this fiscal year and into fiscal 2025.

"We have continued to focus on capital allocation, putting our operating cash flow to work to grow the business. As previously announced, in April 2024, we acquired Greiner Industries, based in Mount Joy, Pennsylvania and acquired a previously leased facility in Rock Hill, South Carolina to provide additional capacity to support strong customer demand in our Infrastructure Solutions segment. In addition, in June 2024, we acquired the remaining 20% interest in Bayonet Plumbing, Heating & Air Conditioning, in which we purchased our initial 80% interest in December, 2020. Robbie Blankenship, previously CEO of Bayonet and part owner of the business, will take an expanded leadership role in developing the plumbing and HVAC service offerings throughout our residential end markets as Vice President of HVAC and Plumbing for all of IES Residential. Collectively, these actions support our strategy of expanding product offerings and geographic reach to meet the needs of our customers. Finally, we repurchased $20.9 million in shares during the third quarter of fiscal 2024."

Our Communications segment’s revenue was $192.3 million in the third quarter of fiscal 2024, an increase of 36% compared with the third quarter of fiscal 2023. Increased demand across the business, particularly in the data center end market, drove the growth, while demand in the high tech manufacturing and distribution center end markets also remained strong. The segment's operating income increased to $21.0 million for the third quarter of fiscal 2024, compared with $13.5 million for the third quarter of fiscal 2023, as we benefited from increased volumes and favorable contract pricing.
Our Residential segment’s revenue was $377.5 million in the third quarter of fiscal 2024, an increase of 19% compared with the third quarter of fiscal 2023. Our single-family business benefited from strong demand and expansion of our plumbing and HVAC service offerings, while successful execution of backlog contributed to revenue growth in our multi-family business. While the outlook in the multi-family market suggests new project activity may slow over the coming year, we expect that continued expansion of our plumbing and HVAC offerings and our ability to offer multiple trades to our customers will provide additional growth opportunities for our business. The Residential segment’s operating income increased to $43.7 million for the third quarter of fiscal 2024, compared with $15.4 million for the third quarter of fiscal 2023. Margins increased year over year as a result of favorable purchases of certain materials and improved project execution in our multi-family business, as well as improved procurement processes and more disciplined project selection implemented as part of the reorganization of our Residential segment we began in April 2023.

Our Infrastructure Solutions segment’s revenue was $102.0 million in the third quarter of fiscal 2024, an increase of 79% compared with the third quarter of fiscal 2023, driven by continued strong demand in our custom power solutions business, including generator enclosures, primarily for the data center end market. Greiner Industries, which we acquired on April 1, 2024, contributed $15.3 million of the increase. Operating income for the third quarter of fiscal 2024 was $19.8 million, compared with $8.2 million for the third quarter of fiscal 2023. The year-over-year profit improvement was driven primarily by higher volumes, improved pricing and operating efficiencies at our facilities as well as the impact of investments we have made over the last several years to increase capacity. Greiner contributed $0.7 million of operating income for the third quarter of fiscal 2024.

Our Commercial & Industrial segment’s revenue was $96.6 million in the third quarter of fiscal 2024, an increase of 42% compared with $67.8 million in the third quarter of fiscal 2023, while segment operating income for the third quarter of fiscal 2024 was $13.0 million, compared with $2.6 million for the third quarter of fiscal 2023. The improved results for the third quarter of fiscal 2024 largely reflect a strong contribution from a large data center project where we completed additions to the original scope of work at favorable margins. We also benefited from solid execution and improved bid margins across the business. As the large data center project that enhanced recent quarters' financial performance approaches completion, we expect segment revenue and operating income to decrease next fiscal quarter, as compared with the second and third quarters of fiscal 2024, when activity on this project was at its peak.

Matt Simmes, President and Chief Operating Officer, commented, “We are pleased with continued strong operating margins in all four of our business segments. Our investments to upgrade and expand capacity in our Infrastructure Solutions business have allowed us to materially increase capacity while adding new product offerings through the Greiner acquisition, and we continue to see improved margins from some of our prior years' expansions. Our Commercial & Industrial segment is approaching completion of a large project that has benefited recent quarters, and will continue to evaluate opportunities for future projects, while maintaining a focus on managing contract risk. As our Residential segment continues process improvements stemming from the reorganization started in April 2023, we are well positioned to continue to pursue profitable growth, including through the national expansion of the HVAC and plumbing trades under the leadership of Robbie Blankenship, who grew these service offerings significantly in the Florida market at Bayonet.”

“In line with our proven capital allocation strategy, we were able to use our strong balance sheet and put our cash to work," added Tracy McLauchlin, Chief Financial Officer. "During the third quarter of fiscal 2024, we invested $102.4 million on the Greiner acquisition, the purchase of the Rock Hill facility, and the purchase of the noncontrolling interest in Bayonet. We also deployed $20.9 million to acquire 157,505 shares under our share repurchase program. Despite these cash outlays, we ended the quarter with a cash balance of $44.9 million. We continued repurchasing shares under the program after quarter end, purchasing an additional 119,041 shares for $16.7 million in July 2024, which fully utilized the $40 million previously authorized by our Board. We expect to continue our strong cash flow generation for the remainder of fiscal 2024, positioning us to fund both organic expansion and acquisitions, as well as provide capital for stock repurchases or other investments. Finally, as a reminder, we substantially utilized our federal tax net operating loss carryforwards during fiscal 2023, and as a result, we will have a higher cash tax rate in fiscal 2024.”

Stock Buyback Plan
In December 2022, our Board of Directors approved a new $40 million stock repurchase program. During the quarter ended June 30, 2024, the Company repurchased 157,505 shares under this repurchase program for $20.9 million. The Company had $16.7 million remaining authorized at June 30, 2024, and had fully utilized the remaining authorization as of July 31, 2024, reflecting purchases subsequent to quarter end. On July 31, 2024, the Board approved a new $200 million share repurchase program.

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, distinguishing certain nonrecurring events such as litigation settlements, significant expenses associated with leadership changes, or gains or losses from the sale of a business, or noncash events, such as impairment charges or our valuation allowances release and write-down of our deferred tax assets, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.

Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.

IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2024, to be filed with the Securities and Exchange Commission ("SEC") by August 2, 2024, and any amendments thereto.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 9,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the impact of the COVID-19 outbreak or future pandemics on our business, including the potential for job site closures or work stoppages, supply chain disruptions, delays in awarding new projects, construction delays, reduced demand for our services, delays in our ability to collect from our customers, or illness of management or other employees; the ability of our controlling shareholder to take action not aligned with other shareholders; the potential recognition of valuation allowances or write-downs on deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy, or the subsequent underperformance of those acquisitions; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction or the housing market, seasonality and differing regional economic conditions; the possibility of inaccurate estimates used when entering into fixed-price contracts and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2023 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, deferred tax assets, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues	$768.4	$584.4	$2,108.6	$1,728.2
Cost of services	573.6	476.8	1,598.4	1,424.2
Gross profit	194.8	107.6	510.2	304.0
Selling, general and administrative expenses	104.7	74.3	285.8	211.4
Contingent consideration	0.1	0.1	0.1	0.2
Gain on sale of assets	(0.2)	(1.0)	(1.6)	(14.2)
Operating income	90.2	34.3	225.9	106.6
Interest expense	0.4	0.4	1.2	2.6
Other (income) expense, net	0.6	(0.1)	0.3	(1.2)
Income from operations before income taxes	89.2	34.1	224.4	105.2
Provision for income taxes	22.6	8.2	57.4	26.4
Net income	66.6	25.9	167.0	78.8
Net income attributable to noncontrolling interest	(4.5)	(3.3)	(11.0)	(8.3)
Net income attributable to IES Holdings, Inc.	$62.1	$22.5	$156.0	$70.5

Computation of earnings per share:
Net income attributable to IES Holdings, Inc.	$62.1	$22.5	$156.0	$70.5
Increase in noncontrolling interest	(7.4)	(5.9)	(16.1)	(11.7)
Net income attributable to common stockholders of IES Holdings, Inc.	$54.7	$16.6	$139.9	$58.7

Earnings per share attributable to common stockholders:
Basic	$2.71	$0.82	$6.92	$2.91
Diluted	$2.67	$0.81	$6.84	$2.88

Shares used in the computation of earnings per share:
Basic (in thousands)	20,224	20,182	20,217	20,198
Diluted (in thousands)	20,497	20,406	20,463	20,404

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income attributable to IES Holdings, Inc.	$62.1	$22.5	$156.0	$70.5
Gain on sale of STR Mechanical	—	—	—	(13.0)
Gain on sale of real estate	—	(1.0)	—	(1.0)
Severance expense	—	3.6	—	3.6
Provision for income taxes	22.6	8.2	57.4	26.4
Adjusted net income before taxes	84.7	33.3	213.4	86.5
Adjusted tax expense (1)	(22.6)	(5.4)	(57.4)	(14.1)
Adjusted net income attributable to IES Holdings, Inc.	62.1	27.9	156.0	72.4

Adjustments for computation of earnings per share:
Increase in noncontrolling interest	(7.4)	(5.9)	(16.1)	(11.7)
Adjusted net income attributable to common stockholders	$54.7	$22.0	$139.9	$60.7

Adjusted earnings per share attributable to common stockholders:
Basic	$2.71	$1.09	$6.92	$3.00
Diluted	$2.67	$1.08	$6.84	$2.97

Shares used in the computation of earnings per share:
Basic (in thousands)	20,224	20,182	20,217	20,198
Diluted (in thousands)	20,497	20,406	20,463	20,404

(1) Adjusted to reflect the utilization of tax net operating loss carryforwards to offset the cash impact of income tax expense for the three and nine months ended June 30, 2023. As our tax net operating loss carryforwards were substantially utilized in fiscal 2023, there was no such offset to cash taxes in the three and nine months ended June 30, 2024.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	June 30,	September 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44.9	$75.8
Accounts receivable:
Trade, net of allowance	457.6	363.8
Retainage	90.8	76.9
Inventories	106.9	95.7
Costs and estimated earnings in excess of billings	57.9	48.6
Prepaid expenses and other current assets	30.5	10.5
Total current assets	788.6	671.3
Property and equipment, net	126.7	63.4
Goodwill	94.5	92.4
Intangible assets, net	49.5	56.2
Deferred tax assets	22.5	20.4
Operating right of use assets	58.8	61.8
Other non-current assets	14.7	16.1
Total assets	$1,155.3	$981.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$334.9	$296.8
Billings in excess of costs and estimated earnings	139.3	103.8
Total current liabilities	474.2	400.6
Long-term debt	—	—
Operating long-term lease liabilities	38.7	42.1
Other tax liabilities	23.3	22.0
Other non-current liabilities	12.7	17.0
Total liabilities	548.9	481.7
Noncontrolling interest	38.9	50.0
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(71.5)	(49.5)
Additional paid-in capital	203.1	203.4
Retained earnings	435.7	295.8
Total stockholders’ equity	567.5	449.9
Total liabilities and stockholders’ equity	$1,155.3	$981.6

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Nine Months Ended
	June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$167.0	$78.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	0.5	0.5
Deferred financing cost amortization	0.2	0.2
Depreciation and amortization	26.1	20.1
Gain on sale of assets	(1.6)	(14.2)
Non-cash compensation expense	4.3	3.2
Deferred income taxes	3.8	9.4
Unrealized loss on trading securities	3.3	—
Changes in operating assets and liabilities:
Accounts receivable	(80.3)	25.4
Inventories	(11.2)	(8.1)
Costs and estimated earnings in excess of billings	(0.7)	7.6
Prepaid expenses and other current assets	(37.3)	(8.0)
Other non-current assets	0.2	2.0
Accounts payable and accrued expenses	31.3	(44.8)
Billings in excess of costs and estimated earnings	34.8	24.4
Other non-current liabilities	1.0	0.2
Net cash provided by operating activities	141.6	96.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(30.9)	(11.3)
Proceeds from sale of assets	2.5	20.4
Cash paid in conjunction with equity investments	(0.4)	(0.2)
Cash paid in conjunction with business combinations	(67.7)	—
Net cash provided by (used in) investing activities	(96.4)	9.0
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,089.9	1,759.0
Repayments of debt	(2,089.9)	(1,841.6)
Cash paid for finance leases	(3.0)	(2.6)
Noncontrolling interest option exercised	(31.2)	—
Settlement of contingent consideration liability	(4.1)	—
Distribution to noncontrolling interest	(13.5)	(8.5)
Purchase of treasury stock	(24.3)	(8.2)
Net cash used in financing activities	(76.1)	(101.9)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(30.9)	3.7
CASH and CASH EQUIVALENTS, beginning of period	75.8	24.8
CASH and CASH EQUIVALENTS, end of period	$44.9	$28.6

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues
Communications	$192.3	$141.6	$556.6	$430.0
Residential	377.5	318.0	1,032.7	942.2
Infrastructure Solutions	102.0	57.1	240.7	159.0
Commercial & Industrial	96.6	67.8	278.6	197.1
Total revenue	$768.4	$584.4	$2,108.6	$1,728.2

Operating income (loss)
Communications	$21.0	$13.5	$64.3	$34.7
Residential (2)	43.7	15.4	102.5	52.7
Infrastructure Solution (3)	19.8	8.2	46.8	21.1
Commercial & Industrial (1)	13.0	2.6	31.7	14.0
Corporate	(7.3)	(5.4)	(19.4)	(15.9)
Total operating income	$90.2	$34.3	$225.9	$106.6

(1) Commercial & Industrial's operating income for the nine months ended June 30, 2023 includes a pretax gain of $13.0 million related to the sale of STR Mechanical.
(2) Residential's operating income for the three and nine months ended June 30, 2023 includes pretax severance expense of $3.6 million.
(3) Infrastructure Solutions' operating income for the three and nine months ended June 30, 2023 includes a pretax gain of $1.0 million related to the sale of real estate.

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income attributable to IES Holdings, Inc.	$62.1	$22.5	$156.0	$70.5
Provision for income taxes	22.6	8.2	57.4	26.4
Interest & other expense, net	1.0	0.2	1.5	1.4
Depreciation and amortization	10.6	6.8	26.0	20.1
EBITDA	$96.3	$37.8	$240.9	$118.4
Gain on sale of STR Mechanical	—	—	—	(13.0)
Gain on sale of real estate	—	(1.0)	—	(1.0)
Non-cash equity compensation expense	1.4	1.2	4.3	3.2
Severance expense	—	3.6	—	3.6
Adjusted EBITDA	$97.7	$41.7	$245.2	$111.2

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	June 30,	September 30,	June 30,
	2024	2023	2023
Remaining performance obligations	$1,177	$1,143	$1,072
Agreements without an enforceable obligation (1)	520	415	458
Backlog	$1,697	$1,558	$1,530

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.